Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President — Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408
LIZ CLAIBORNE INC. REPORTS 3rd QUARTER AND NINE MONTH SALES AND EPS
•	Increases 2006 Streamlining Cost Projection from $60 to $80 Million

•	Increases Annualized Streamlining Savings Projection to a Range of $70 — $75 Million

•	Refines Fiscal 2006 EPS Guidance to a Range of $2.50 — $2.55

•	Repurchases Approximately 1.2 Million Shares for $43 Million in Q3 2006
New York, NY October 26, 2006 — Liz Claiborne Inc. (NYSE:LIZ) announced today diluted earnings per share (“EPS”) of $0.93 for the third quarter 2006 compared to diluted EPS of $1.06 for the third quarter 2005. Net sales for the third quarter 2006 were $1.370 billion, an increase of 2.5% from the comparable 2005 period.
Adjusted diluted EPS for the third quarter 2006 were $0.96. These results are adjusted to exclude the impact of:
•	An $0.08 reduction in EPS associated with the expenses resulting from the Company’s previously announced plans to streamline its operations and redeploy resources to more efficiently manage its multi-brand, multi-channel and multi-geography portfolio;

•	An $0.08 increase in EPS associated with the savings resulting from the above initiatives; and

•	A $0.03 reduction in EPS associated with the reinvestment of a portion of the savings in marketing and in-store activities.
For the nine months of 2006, diluted earnings per share were $1.75 compared to diluted EPS of $2.20 for the comparable 2005 period. Net sales for the nine months of 2006 were $3.666 billion, an increase of 0.5% from the comparable 2005 period.
Adjusted diluted EPS for the nine months of 2006 were $2.04, compared to adjusted diluted EPS of $2.22 for the comparable 2005 period, an 8.1% decrease. These results are adjusted to exclude the impact of:
•	A $0.30 reduction in EPS associated with the expenses resulting from the Company’s previously announced streamlining initiatives;

•	A $0.13 increase in EPS associated with the savings resulting from the above initiatives;

•	A $0.05 reduction in EPS associated with the reinvestment of a portion of the savings in marketing and in-store activities; and

•	A $0.07 reduction in EPS in 2006 and a $0.02 reduction in EPS in 2005 associated with the impact of the adoption of FASB 123R at the beginning of the third quarter of 2005 and the shift in the composition of our equity-based management compensation program in 2005.
The Company believes that these adjusted results for the quarter and nine-month periods provide a more meaningful comparison of its operational and financial performance. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results.
The Company will sponsor a conference call today at 10:00 am EDT to discuss its third quarter and nine-month 2006 results. This call will be webcast to the general public and can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through Thursday, November 16, 2006.
Paul R. Charron, Chairman and Chief Executive Officer of Liz Claiborne, said: “We are pleased with third quarter results and the traction we appear to be gaining in most of our business units. We would highlight the above plan performance of our wholesale apparel segment, particularly in our Liz Claiborne business. While we were disappointed by results in our European retail business, which negatively impacted the overall performance of our retail segment in the quarter, we are encouraged by the continued strong performance of our Lucky Brand, Juicy Couture and Canadian retail businesses, as well as the beginning of the turnaround in our domestic outlet business.”
Mr. Charron continued, “We have made strong progress with our streamlining initiatives and have, in fact, identified additional opportunities. We are increasing our streamlining cost estimate from $60 to $80 million and now expect to recognize $70 — $75 million in annual savings from this initiative, as compared to the $60 — $65 million that we previously projected — with $30 — $35 million of cost savings realized in 2006. As of the end of the third quarter, we have achieved over 66% of these cost savings.”
Mr. Charron concluded, “While we are seeing the macroeconomic environment begin to improve and consumer confidence increase as energy prices decline, equity markets recover, and interest rates level out, our outlook remains conservative as we factor in the pressures of ongoing retail consolidation. In this environment, we are focused on executing identified growth initiatives for our brands, both domestically and abroad, and are further honing operations to ensure maximum efficiency that will enable us to deliver more for our customers and shareholders, while enhancing profitability and driving long-term growth.”
THIRD QUARTER RESULTS
Net Sales
Net sales for the third quarter of 2006 were $1.370 billion, an increase of $33 million, or 2.5%, compared to the third quarter of 2005. The impact of foreign currency exchange rates in our international businesses increased net sales by approximately $19 million, or 1.4%, during the quarter. Net sales results for our business segments are provided below:
•	Wholesale Apparel net sales decreased $16 million, or 2.0%, to $821 million as a result of:
-	A $35 million net decrease across our wholesale apparel businesses primarily due to decreases in our domestic Liz Claiborne, Ellen Tracy, Dana Buchman, Sigrid Olsen, Crazy Horse, Villager and Axcess men’s businesses as well as the discontinuation of our Metroconcepts, City Unltd. and Belongings businesses, partially offset by increases in our

Mexx Europe, licensed DKNY® Jeans women’s, First Issue, Emma James, Tint and C & C California businesses, as well as the addition of our Stamp 10 business;

-	The inclusion in 2005 of the reimbursement of $12 million from a customer of improperly collected markdown allowances;

-	The addition of $20 million of sales from our Prana (acquired November 2005) and Mac & Jac (acquired January 2006) businesses; and

-	An $11 million increase resulting from the impact of foreign currency exchange rates in our international businesses.
•	Wholesale Non-Apparel net sales increased $8 million, or 3.9%, to $206 million as a result of:
-	A $6 million increase in our accessories businesses resulting primarily from increases in our Juicy Couture, Lucky Brand, Sigrid Olsen and Laundry businesses, partially offset by decreases in our department store jewelry businesses; and

-	A $2 million increase in our cosmetics business primarily driven by the launch of our new Lucky Brand, Juicy Couture and Ellen Tracy fragrances, partially offset by decreased sales of our Soul by Curve fragrance (launched in the third quarter of 2005).

-	The impact of foreign currency exchange rates in our international businesses was not material in this segment.
•	Retail net sales increased $41 million, or 14.1%, to $331 million as a result of:
-	A $33 million net increase primarily driven by the net addition over the last 12 months of 59 specialty retail and 14 outlet stores, reflecting in part the opening of 33 Lucky Brand, 17 Sigrid Olsen and 11 Juicy Couture specialty retail stores, and 14 Liz Claiborne and 11 Mexx outlet stores in the United States, Canada and Europe in addition to a 2.9% comparable store sales increase in our specialty retail business and a 2.3% comparable store sales increase in our outlet business; and

-	An $8 million increase resulting from the impact of foreign currency exchange rates in our international businesses.
Comparable store sales increased by 2.6% overall. We ended the quarter with a total of 368 specialty retail stores, 330 outlet stores and 631 international concession stores.

•	Corporate net sales, consisting of licensing revenue, were $12 million, compared to $11 million in 2005.
Gross Profit
Gross profit increased $15 million, or 2.3%, to $649 million in the third quarter of 2006 over the third quarter of 2005. Gross profit in 2005 included the reimbursement of $12 million from a customer of improperly collected markdown allowances. Gross profit increased by approximately $11 million in the quarter due to the impact of foreign currency exchange rates in our international businesses. Gross profit as a percent of net sales decreased to 47.4% in 2006 from 47.5% in 2005, reflecting the 2005 reimbursement from a customer mentioned above and decreased gross profit rates in our wholesale non-apparel and retail segments, partially offset by an increased gross profit rate in our wholesale apparel segment and the impact of a changing mix within our portfolio. The change in mix primarily reflects an increased proportion of sales from our retail segment, which runs at a higher gross profit rate than the Company average, and a decreased proportion of sales from our wholesale apparel segment, which runs at a lower gross profit rate than the Company average.
Selling, General & Administrative Expenses
Selling, General & Administrative expenses (“SG&A”) increased $38 million, or 8.4%, to $488 million in the third quarter of 2006 over the third quarter of 2005 and as a percent of net sales was

35.6%, compared to 33.7% in the third quarter of 2005. The SG&A increase reflected the following:
•	The inclusion of $7 million of net expenses (reflecting $13 million in expenses, savings of $12 million and the reinvestment of $6 million in marketing and in-store activities) resulting from the Company’s previously announced streamlining initiatives;

•	A $24 million increase primarily resulting from the expansion of our domestic and international retail businesses;

•	The inclusion of $8 million of expenses from our Prana and Mac & Jac businesses;

•	A $10 million net decrease in wholesale and corporate expenses; and

•	A $9 million increase resulting from the impact of foreign currency exchange rates in our international businesses.
The increased SG&A rate primarily reflected the net expenses associated with our streamlining activities and the increased proportion of expenses related to our retail segment, which runs at a higher SG&A rate than the Company average, as described above, in addition to reduced expense leverage resulting from the decreased proportion of expenses related to our wholesale apparel segment, which runs at a lower SG&A rate than the Company average.
Operating Income
Operating income for the third quarter of 2006 was $161 million, compared to $184 million in the third quarter of 2005. Operating income in 2005 included the reimbursement of $12 million from a customer of improperly collected markdown allowances. Operating income increased by approximately $2 million in the quarter due to the impact of foreign currency exchange rates in our international businesses. Operating income as a percent of net sales decreased to 11.8% in 2006 compared to 13.8% in 2005.
Adjusted operating income for the third quarter 2006 was $167 million. Adjusted operating income as a percent of net sales was 12.2%. These results are adjusted to exclude the impact of $6 million of net expenses (reflecting $13 million in expenses, savings of $13 million and the reinvestment of $6 million in marketing and in-store activities) resulting from the Company’s previously announced streamlining initiatives.
The Company believes that these adjusted results and the adjusted results by segment outlined below provide a more meaningful comparison of its operational and financial performance. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to adjusted results.
Operating income by business segment is provided below:
•	Wholesale Apparel operating income was $115 million (14.0% of net sales) in 2006 compared to $122 million (14.6% of net sales) in 2005, principally reflecting the 2005 reimbursement of $12 million from a customer of improperly collected markdown allowances, $3 million of net expenses in 2006 associated with our streamlining initiatives and decreased profits in our Sigrid Olsen, Juicy Couture, Ellen Tracy, Dana Buchman and Lucky Brand businesses, partially offset by increased profits in our Mexx Europe, Claiborne, licensed DKNY® Jeans and Liz Claiborne businesses as well as the addition of our Prana business. Excluding the expenses and savings associated with our streamlining initiatives, wholesale apparel operating income was $118 million, or 14.4% of net sales.

•	Wholesale Non-Apparel operating income was $39 million (19.0% of net sales) in 2006 compared to $49 million (24.7% of net sales) in 2005, principally reflecting decreased profits in our cosmetics and accessories businesses, partially offset by $2 million of net savings associated with our streamlining initiatives. Excluding the expenses and savings associated with our streamlining initiatives, wholesale non-apparel operating income was $38 million, or 18.2% of net sales.

•	Retail operating loss was $2 million ((0.7%) of net sales) in 2006 compared to operating income of $5 million (1.8% of net sales) in 2005, principally reflecting decreased profits in our European retail businesses, $4 million of net expenses associated with our streamlining initiatives in addition to construction period rent expenses, partially offset by increased profits in our Canadian retail business. Excluding the expenses and savings associated with our streamlining initiatives, retail operating income was $2 million, or 0.5% of net sales.

•	Corporate operating income, primarily consisting of licensing income, was $9 million in 2006 compared to $8 million in 2005.
Net Interest Expense
Net interest expense in the third quarter of 2006 was $11 million compared to $8 million in the third quarter of 2005.
Income Taxes
The Company’s effective tax rate in the third quarter of 2006 was 36.6% compared to 35.4% in the third quarter of 2005 primarily due to a shift in earnings to jurisdictions with higher statutory tax rates.
Net Income
Net income in the third quarter of 2006 decreased to $95 million, or 6.9% of net sales, from $114 million, or 8.5% of net sales, in the third quarter of 2005. Diluted earnings per common share decreased to $0.93 in 2006 from $1.06 in 2005, a 12.3% decrease. Diluted earnings per common share in 2005 included the $0.07 impact of the reimbursement from a customer of improperly collected markdown allowances. Adjusted diluted EPS for the third quarter 2006 were $0.96.
The Company believes that these adjusted results provide a more meaningful comparison of its operational and financial performance. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results.
Average diluted shares outstanding decreased by 4.9 million shares to 102.4 million in the third quarter of 2006 compared to 2005 as a result of the impact of shares repurchased during the last twelve months, partially offset by the exercise of stock options and the effect of dilutive securities.
NINE MONTHS RESULTS
Net Sales
Net sales for the nine months of 2006 were $3.666 billion, an increase of $18 million, or 0.5%, compared to the nine months of 2005. The impact of foreign currency exchange rates, primarily as a result of the strengthening of the Canadian dollar in our international businesses, increased net sales by approximately $4 million, or 0.1%, during the nine months. Net sales results for our business segments are provided below:
•	Wholesale Apparel net sales decreased $99 million, or 4.3%, to $2.202 billion as a result of:
-	A $151 million net decrease across our wholesale apparel businesses primarily due to decreases in our domestic Liz Claiborne, Crazy Horse, Ellen Tracy, Dana Buchman, Sigrid Olsen, Claiborne, Lucky Brand, Axcess men’s and City Unltd. businesses, partially offset by increases in our Mexx Europe, licensed DKNY® Jeans women’s, J.H. Collectibles, Enyce, Tapemeasure, Tint, First Issue and Axcess women’s businesses, as well as the addition of our Stamp 10 business; and

-	The inclusion of $52 million of sales from our Prana and Mac & Jac businesses.

-	The impact of foreign currency exchange rates in our international businesses was not material in this segment.
•	Wholesale Non-Apparel net sales increased $21 million, or 4.5%, to $498 million as a result of:
-	A $19 million increase in our accessories businesses resulting primarily from increases in our Juicy Couture, Lucky Brand, Axcess and Sigrid Olsen businesses as well as the addition of our Laundry business; and

-	A $3 million increase in our cosmetics business primarily driven by the launch of our new Lucky Brand and Ellen Tracy fragrances.

-	The impact of foreign currency exchange rates in our international businesses was not material in this segment.
•	Retail net sales increased $93 million, or 11.1%, to $933 million as a result of:
-	An $89 million net increase primarily driven by the net store openings mentioned above, in addition to a 3.4% comparable store sales increase in our specialty retail business, partially offset by a 2.3% comparable store sales decrease in our outlet business (comparable store sales increased by 0.4% overall); and

-	A $4 million increase resulting from the impact of foreign currency exchange rates in our international businesses.
•	Corporate net sales, consisting of licensing revenue, were $34 million, compared to $32 million in 2005.
Gross Profit
Gross profit increased $20 million, or 1.1%, to $1.742 billion in the nine months of 2006 over the first nine months of 2005, including a $2 million increase in 2006 resulting from the impact of foreign currency exchange rates, primarily as a result of the strengthening of the Canadian dollar, in our international businesses. Gross profit as a percent of net sales increased to 47.5% in 2006 from 47.2% in 2005, reflecting the impact of a changing mix within our portfolio, primarily reflecting an increased proportion of sales from our retail segment, which runs at a higher gross profit rate than the Company average, and a decreased proportion of sales from our wholesale apparel segment, which runs at a lower gross profit rate than the Company average, partially offset by a decreased gross profit rate in our wholesale non-apparel segment.
Selling, General & Administrative Expenses
Selling, General & Administrative expenses (“SG&A”) increased $101 million, or 7.6%, to $1.428 billion in the nine months of 2006 over the nine months of 2005 and as a percent of net sales was 39.0%, compared to 36.4% in 2005. The SG&A increase reflected the following:
•	$37 million of net expenses (reflecting $48 million in expenses, savings of $20 million and the reinvestment of $9 million in marketing and in-store activities) resulting from the Company’s previously announced streamlining initiatives;

•	A $71 million increase primarily resulting from the expansion of our domestic and international retail businesses;

•	$21 million of expenses from our Prana and Mac & Jac businesses;

•	$8 million of incremental expenses resulting from the adoption of FASB 123R and the shift in the composition of our equity-based management compensation program; and

•	A $36 million net decrease in wholesale and corporate expenses.

•	The impact of foreign currency exchange rates in our international businesses was not material.
The increased SG&A rate primarily reflected the net expenses associated with our streamlining activities and the increased proportion of expenses related to our retail segment, which runs at a higher SG&A rate than the Company average, as described above, in addition to reduced expense leverage resulting from the decreased proportion of expenses related to our wholesale apparel segment, which runs at a lower SG&A rate than the Company average.
Operating Income
Operating income for the nine months of 2006 was $313 million, compared to $395 million in the nine months of 2005. Operating income increased by $2 million in 2006 due to the impact of foreign currency exchange rates in our international businesses. Operating income as a percent of net sales decreased to 8.5% in 2006 compared to 10.8% in 2005.
Adjusted operating income for the nine months of 2006 was $361 million, compared to adjusted operating income of $398 million for the nine months of 2005, a 9.3% decrease. Adjusted operating income as a percent of net sales decreased to 9.9% in 2006 compared to 10.9% in 2005. These results are adjusted to exclude the impact of:
•	$38 million of net expenses (reflecting $50 million in expenses, savings of $21 million and the reinvestment of $9 million in marketing and in-store activities) resulting from the Company’s previously announced streamlining initiatives; and

•	An $11 million reduction in operating income in 2006 and a $3 million reduction in operating income in 2005 associated with the impact of the adoption of FASB 123R at the beginning of the third quarter of 2005 and the shift in the composition of our equity-based management compensation program in 2005.
The Company believes that these adjusted results and the adjusted results by segment outlined below provide a more meaningful comparison of its operational and financial performance. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to adjusted results.
Operating income by business segment is provided below:
•	Wholesale Apparel operating income was $213 million (9.7% of net sales) in 2006 compared to $271 million (11.8% of net sales) in 2005, principally reflecting $21 million of net expenses associated with our streamlining initiatives and $7 million in expenses resulting from the impact of FASB 123R and the shift in equity compensation in addition to decreased profits in our Sigrid Olsen, Dana Buchman, Juicy Couture, Crazy Horse women’s, Ellen Tracy and Lucky Brand businesses, partially offset by increased profits in our Enyce and licensed DKNY® Jeans women’s businesses. Excluding the expenses and savings associated with our streamlining initiatives and the impact of FASB 123R and the shift in equity compensation, wholesale apparel operating income was $242 million, or 11.0% of net sales.

•	Wholesale Non-Apparel operating income was $69 million (13.9% of net sales) in 2006 compared to $76 million (15.9% of net sales) in 2005, principally reflecting $3 million of net expenses associated with our streamlining initiatives and $2 million in expenses resulting from the impact of FASB 123R and the shift in equity compensation in addition to decreases in our accessories and cosmetics business. Excluding the expenses and savings associated with our streamlining initiatives and the impact of FASB 123R and the shift in equity compensation, wholesale non-apparel operating income was $75 million, or 15.1% of net sales.

•	Retail operating income was $4 million (0.4% of net sales) in 2006 compared to operating income of $24 million (2.9% of net sales) in 2005, principally reflecting $13 million of net expenses associated with our streamlining initiatives, $2 million in expenses resulting from the impact of FASB 123R and the shift in equity compensation, decreased profits in our outlet and European specialty retail businesses in addition to construction period rent expenses, partially offset by increased profits in our Canadian specialty retail businesses. Excluding the expenses and savings associated with our streamlining initiatives and the impact of FASB 123R and the shift in equity compensation, retail operating income was $18 million, or 1.9% of net sales.

•	Corporate operating income, primarily consisting of licensing income, was $27 million in 2006 compared to $24 million in 2005.
Other Income (Expense), Net
Other income (expense), net, reflected income of $3 million in the nine months of 2006 compared to $2 million of expense in the nine months of 2005. In 2006, other income was comprised of a $4 million gain on the sale of certain equity investments, partially offset by minority interest expense. In 2005, other income (expense), net, was primarily comprised of $1 million of minority interest expense.
Net Interest Expense
Net interest expense in the nine months of 2006 was $27 million, compared to $24 million in the nine months of 2005.
Income Taxes
The Company’s effective tax rate in the nine months of 2006 increased to 37.3% compared to 35.4% in the nine months of 2005 primarily due to the impact of discrete tax items in the second quarter and a shift in earnings to jurisdictions with higher statutory tax rates.
Net Income
Net income in the nine months of 2006 decreased to $182 million, or 5.0% of net sales, from $239 million, or 6.6% of net sales, in the nine months of 2005. Diluted earnings per common share decreased to $1.75 in 2006 from $2.20 in 2005, a 20.5% decrease.
Adjusted diluted EPS for the nine months of 2006 were $2.04, compared to adjusted diluted EPS of $2.22 for the nine months of 2005, an 8.1% decrease.
The Company believes that these adjusted results provide a more meaningful comparison of its operational and financial performance. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results.
Average diluted shares outstanding decreased by 4.9 million shares to 103.7 million in the nine months of 2006 compared to 2005 as a result of the impact of shares repurchased during the last twelve months, partially offset by the exercise of stock options and the effect of dilutive securities.
BALANCE SHEET AND CASH FLOW
We ended the third quarter of 2006 with $109 million in cash and marketable securities, compared to $150 million at the end of the third quarter of 2005, and with $733 million of debt outstanding, compared to $538 million at the end of the third quarter of 2005. This $236 million increase in our net debt position over the last twelve months is primarily attributable to $267 million in share repurchases, $175 million in capital and in-store expenditures, $183 million in acquisition-related payments and the effect of foreign currency translation on our Eurobond (which increased our debt balance by $22 million), partially offset by cash flow from operations for the last twelve months of $405 million. We ended the third quarter of 2006 with $2.042 billion in stockholders’ equity, giving us a total debt to total capital ratio of 26.4% at the end of the third quarter of 2006, compared to 21.2% at the end of the third quarter of 2005. We ended the third quarter of 2006 with approximately $229 million remaining on our share repurchase authorization.
Accounts receivable increased $51 million, or 7.4%, to $735 million, at the end of the third quarter of 2006 compared to the end of the third quarter of 2005, primarily due to the inclusion of $15 million associated with our Prana and Mac & Jac businesses and a $9 million increase resulting from foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses, as well as timing of shipments in our wholesale businesses.
Inventories increased $39 million, or 6.1%, to $676 million, at the end of the third quarter of 2006 compared to the end of the third quarter of 2005, primarily due to a $36 million increase resulting from acquisitions, new business initiatives and the expansion of our specialty retail business, net of discontinued lines and a $9 million increase resulting from foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses.
Net cash used in operating activities was $38 million in the nine months of 2006, compared to $2 million in the nine months of 2005. This $36 million decrease in cash flow was primarily due to reduced net income resulting from the impact of our streamlining initiatives as well as changes in accounts receivable due to timing of shipments in our wholesale businesses and changes in inventory balances, partially offset by changes in accounts payable due to the timing of payments and changes in accrued expenses primarily due to a reduction of certain employment-related obligations.
Net cash used in investing activities was $258 million in the nine months of 2006, compared to $203 million in the nine months of 2005. Net cash used in 2006 primarily reflected $143 million in acquisition-related payments as well as $122 million for capital and in-store expenditures. Net cash used in 2005 primarily reflected $100 million in acquisition-related payments as well as $105 million in capital and in-store expenditures.
Net cash provided by financing activities was $78 million in the nine months of 2006, compared to $38 million used in financing activities in the nine months of 2005. This $116 million increase in cash used primarily reflected a $185 million net increase in commercial paper and short-term borrowings, partially offset by a $69 million increase in stock repurchases.
On July 6, 2006, we issued Euro 350,000,000 5% Notes due 2013. The net proceeds of the new notes refinanced our outstanding Euro 350,000,000 6.625% Notes due August 7, 2006, which were issued on August 7, 2001. The offering was made exclusively outside of the United States only to non-U.S. investors in the non-U.S. capital markets. The notes have been listed on the Luxembourg Stock Exchange.

FORWARD OUTLOOK
Fiscal 2006
For fiscal 2006, we are refining our previous guidance, projecting net sales to increase low single digits compared to fiscal 2005, an operating margin of approximately 9.0% and EPS in the range of $2.50 — $2.55. Foreign currency exchange rates are expected to have an immaterial impact on 2006 net sales and EPS.
The fiscal 2006 results are projected to include a $0.45 reduction in EPS, or an approximate 150 basis point reduction in operating margin, due to the following:
•	A $0.49 reduction in EPS (previously $0.36, this increase is primarily related to additional real estate and format rationalization opportunities in our retail businesses as well as additional organizational realignment opportunities in our international businesses) associated with the expenses resulting from the Company’s previously announced streamlining initiatives;

•	A $0.20 increase in EPS (previously $0.18) associated with the savings resulting from the above initiatives;

•	A $0.09 reduction in EPS associated with the reinvestment of a portion of these savings in marketing and in-store support; and

•	A $0.07 reduction in EPS associated with the impact of the adoption of FASB 123R at the beginning of the third quarter of 2005 and the shift in the composition of our equity-based management compensation program in 2005.
Sales by segment for fiscal 2006 are projected as follows:
•	In our wholesale apparel segment, we expect 2006 net sales to decrease low single digits compared to 2005.

•	In our wholesale non-apparel segment, we expect 2006 net sales to increase mid to high single digits compared to 2005.

•	In our retail segment, we expect 2006 net sales to increase in the mid teens compared to 2005.

•	In our corporate segment, we expect 2006 licensing revenue to increase by 10% compared to 2005.
Fourth Quarter 2006
For the fourth quarter of 2006, we are projecting net sales to increase high single digits compared to the fourth quarter of 2005, an operating margin in the range of 10.0 — 10.6% and EPS in the range of $0.75 — $0.80. Foreign currency exchange rates are expected to increase fourth quarter 2006 sales by approximately 1%.
Fourth quarter 2006 results are projected to include a $0.16 reduction in EPS, or an approximate 190 basis point reduction in operating margin, due to the following:
•	A $0.19 reduction in EPS associated with the expenses resulting from the Company’s previously announced streamlining initiatives;

•	A $0.07 increase in EPS associated with the savings resulting from the above initiatives; and

•	A $0.04 reduction in EPS associated with the reinvestment of a portion of the savings in marketing and in-store support.
Sales by segment for the fourth quarter of 2006 are projected as follows:

•	In our wholesale apparel segment, we expect fourth quarter 2006 net sales to increase low single digits compared to 2005.

•	In our wholesale non-apparel segment, we expect fourth quarter 2006 net sales to increase low teens compared to 2005.

•	In our retail segment, we expect fourth quarter 2006 net sales to increase in the mid teens compared to 2005.

•	In our corporate segment, we expect fourth quarter 2006 licensing revenue to increase by 10% compared to 2005.
Fiscal 2007
The Company plans to provide fiscal 2007 sales, operating margin and EPS guidance in January 2007.
All of these forward-looking statements exclude the impact of any future acquisitions or additional stock repurchases.
Liz Claiborne Inc. designs and markets an extensive range of branded women’s and men’s apparel, accessories and fragrance products. Our diverse portfolio of quality brands — available domestically and internationally via wholesale and retail channels — consistently meets the widest range of consumers’ fashion needs, from classic to contemporary, active to relaxed and denim to streetwear. Liz Claiborne Inc.’s brands include Axcess, Bora Bora, C & C California, City Unltd., Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, Enyce, First Issue, Intuitions, J.H. Collectibles, Juicy Couture, Kenzie, Kenziegirl, Laundry by Shelli Segal, LIZ, Liz Claiborne, Lucky Brand Jeans, Mac & Jac, Mambo, Marvella, Mexx, Monet, Monet 2, Prana, Realities, Sigrid Olsen, Soul by Curve, Spark, Stamp 10, Tapemeasure, Tint, Trifari, Villager and Yzza. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men’s and women’s collections of DKNY® Jeans and DKNY® Active in the Western Hemisphere. The Company also has the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.
Statements contained herein that relate to future events or the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results of operations or level of business for 2006 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond the Company’s control. Among the factors that could cause actual results to materially differ include risks related to the continuing challenging retail and macro-economic conditions, including the levels of consumer confidence and discretionary spending and the levels of customer traffic within department stores, malls and other shopping and selling environments, and a continuation of the deflationary trend in prices for apparel products; risks related to the Company’s ability to successfully continue to evolve its supply chain system, including its product development, sourcing, logistics and technology functions, to reduce product cycle-time and costs and meet customer demands; risks associated with the Company’s dependence on sales to a limited number of large United States department store customers; the impact of consolidation among one or more of the Company’s larger customers, such as the merger between Federated Department Stores, Inc. and The May Department Store Company; risks associated with providing for the succession of senior management; risks related to retailer and consumer acceptance of the Company’s products; risks associated with the possible failure of the Company’s unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks related to the Company’s ability to adapt to and compete effectively in the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products, as well as lowered barriers to entry; risks associated with the Company’s ability to maintain and enhance favorable brand recognition; risks associated with the operation and expansion of the Company’s own retail business; risks associated with the Company’s ability to correctly balance the level of its commitments with actual orders; risks associated with the Company’s ability to identify appropriate acquisition candidates and negotiate favorable financial and other terms, against the background of increasing market competition (from both strategic and financial buyers) for the types of acquisitions the Company has made; risks associated with acquisitions and new product lines and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the Company’s ability to attract and retain talented, highly qualified executives and other key personnel; risks associated with any significant disruptions in the Company’s relationship with its employees; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, and currency devaluations in countries in which the Company sources product; risks associated with war, the threat of war and terrorist activities; work stoppages or slowdowns by suppliers or service providers; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices and such other factors as are set forth in our 2005 Annual Report on Form 10-K, including, without limitation, those set forth under the heading “Risk Factors” and under the heading “Statement Regarding Forward-Looking Disclosure”. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Financial tables attached

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF INCOME
(All amounts in thousands except per common share data)
(Unaudited)

	13 weeks ended		13 weeks ended
	September 30,	% of	October 1,	% of
	2006	Sales	2005	Sales
Net Sales	$1,369,511	100.0%	$1,336,654	100.0%
Cost of Goods Sold	720,386	52.6%	702,206	52.5%

Gross Profit	649,125	47.4%	634,448	47.5%

Selling, general & administrative expenses	488,135	35.6%	450,220	33.7%

Restructuring (gain)	—	0.0%	(221)	(0.0%)

Operating Income	160,990	11.8%	184,449	13.8%

Other income (expense), net	23	0.0%	(474)	(0.0%)

Interest expense, net	(10,903)	(0.8%)	(8,255)	(0.6%)

Income Before Provision for Income Taxes	150,110	11.0%	175,720	13.1%

Provision for Income Taxes	54,940	4.0%	62,205	4.7%

Net Income	$95,170	6.9%	$113,515	8.5%

Weighted Average Common Shares Outstanding	100,868		105,995

Basic Earnings per Common Share	$0.94		$1.07

Weighted Average Common Shares and Share Equivalents Outstanding	102,384		107,285

Diluted Earnings per Common Share	$0.93		$1.06

Supplemental Information:
Dividends Paid per Common Share (Rounded to the nearest penny)	$0.06		$0.06

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF INCOME
(All amounts in thousands except per common share data)
(Unaudited)

	39 weeks ended		39 weeks ended
	September 30,	% of	October 1,	% of
	2006	Sales	2005	Sales
Net Sales	$3,665,750	100.0%	$3,648,165	100.0%
Cost of Goods Sold	1,924,117	52.5%	1,926,027	52.8%

Gross Profit	1,741,633	47.5%	1,722,138	47.2%

Selling, general & administrative expenses	1,428,485	39.0%	1,327,119	36.4%

Restructuring (gain)	—	0.0%	(221)	(0.0%)

Operating Income	313,148	8.5%	395,240	10.8%

Other income (expense), net	3,080	0.1%	(1,534)	(0.0%)

Interest expense, net	(26,641)	(0.7%)	(23,624)	(0.6%)

Income Before Provision for Income Taxes	289,587	7.9%	370,082	10.1%

Provision for Income Taxes	108,065	2.9%	131,009	3.6%

Net Income	$181,522	5.0%	$239,073	6.6%

Weighted Average Common Shares Outstanding	102,277		106,910

Basic Earnings per Common Share	$1.77		$2.24

Weighted Average Common Shares and Share Equivalents Outstanding	103,726		108,574

Diluted Earnings per Common Share	$1.75		$2.20

Supplemental Information:
Dividends Paid per Common Share (Rounded to the nearest penny)	$0.17		$0.17

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands except per common share data)
(Unaudited)
The following is a reconciliation of Net Income to Net Income Excluding Streamlining Initiatives and FASB 123R Impact:

	13 weeks ended	13 weeks ended	39 weeks ended	39 weeks ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005
Net Income	$95,170	$113,515	$181,522	$239,073

Income Tax Provision	54,940	62,205	108,065	131,009
Interest Expense, net	10,903	8,255	26,641	23,624
Other (Income) Expense, net	(23)	474	(3,080)	1,534

Operating Income	160,990	184,449	313,148	395,240

Streamlining Initiatives Expenses (1)	12,940	—	49,588	—
Streamlining Initiatives Savings (1)	(13,290)	—	(21,497)	—
Savings Reinvestment (1)	5,912	—	8,912	—
FASB 123R Impact/ Shift in Equity-Based Compensation (2)	—	—	11,224	2,812

Operating Income Excluding Streamlining Initiatives and FASB 123R Impact	$166,552	$184,449	$361,375	$398,052

Other Income (Expense), net	23	(474)	3,080	(1,534)
Interest Expense, net	(10,903)	(8,255)	(26,691)	(23,624)
Income Tax Provision	(56,976)	(62,205)	(125,986)	(132,004)

Net Income Excluding Streamlining Initiatives and FASB 123R Impact	$98,696	$113,515	$211,778	$240,890

Basic Earnings per Common Share Excluding Streamlining Initiatives and FASB 123R Impact (1) & (2)	$0.98	$1.07	$2.07	$2.25

Diluted Earnings per Common Share Excluding Streamlining Initiatives and FASB 123R Impact (1) & (2)	$0.96	$1.06	$2.04	$2.22

Basic Earnings per Common Share Excluding Streamlining Initiatives (1)	$0.98	$1.07	$2.00	$2.24

Diluted Earnings per Common Share Excluding Streamlining Initiatives (1)	$0.96	$1.06	$1.97	$2.20

(1)	In the 13 weeks ended September 30, 2006, the Company recorded expenses related to its streamlining initiatives of $8.2 million ($12.9 million pretax) or $0.08 per share. In the 39 weeks ended September 30, 2006, the Company recorded expenses related to its streamlining initiatives of $31.1 million ($49.6 million pretax) or $0.30 per share. In the 13 weeks ended September 30, 2006, the Company recorded savings related to its streamlining initiatives of $8.4 million ($13.3 million pretax) or $0.08 per share. In the 39 weeks ended September 30, 2006, the Company recorded savings of $13.5 million ($21.5 million pretax) or $0.13 per share. In the 13 weeks ended September 30, 2006, the Company reinvested $3.7 million ($5.9 million pretax) or $0.03 of the above savings into marketing and in-store activities. In the 39 weeks ended September 30, 2006, the Company reinvested $5.6 million ($8.9 million pretax) or $0.05 of the above savings into marketing and in-store activities.

(2)	The impact of the adoption of FASB 123R at the beginning of the third quarter of 2005 and the shift in the composition of our equity-based compensation on the Company’s operating income was $7.0 million ($11.2 million pretax) or $0.07 per share for the 39 weeks ended September 30, 2006 and $1.8 million ($2.8 million pretax) or $0.02 per share for the 39 weeks ended October 1, 2005.

LIZ CLAIBORNE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(All dollar amounts in thousands)
(Unaudited)

	September 30,	October 1,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$99,940	$141,331
Marketable securities	8,864	9,078
Accounts receivable — trade, net	735,387	684,448
Inventories, net	675,660	636,751
Deferred income taxes	67,393	50,456
Other current assets	130,951	114,323

Total Current Assets	1,718,195	1,636,387

Property and Equipment, Net	521,641	477,284
Goodwill and Intangibles, Net	1,310,226	1,149,525
Other Assets	12,637	9,821

Total Assets	$3,562,699	$3,273,017

Liabilities and Stockholders’ Equity
Current Liabilities	$706,307	$725,898
Long-Term Debt and Obligations Under Capital Leases	677,171	427,447
Other Non-Current Liabilities	70,887	57,646
Deferred Income Taxes	63,809	55,142
Minority Interest	2,970	3,016
Stockholders’ Equity	2,041,555	2,003,868

Total Liabilities and Stockholders’ Equity	$3,562,699	$3,273,017

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All dollar amounts in thousands)
(Unaudited)

	39 weeks ended	39 weeks ended
	September 30, 2006	October 1, 2005
Cash Flows from Operating Activities:
Net income	$181,522	$239,073
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	101,146	88,640
Deferred income taxes	(8,504)	1,031
Share-based compensation	19,192	17,899
Tax benefit on exercise of stock options	4,532	6,840
Gain on sale of securities	(3,583)	—
Streamlining initiatives, fixed asset write-downs	13,244	—
Restructuring gain	—	(425)
Other, net	(73)	(17)
Change in assets and liabilities, exclusive of acquisitions:
Increase in accounts receivable — trade, net	(302,224)	(266,235)
Increase in inventories, net	(123,305)	(105,427)
Increase in other current and non-current assets	(13,033)	(23,529)
Increase in accounts payable	50,585	21,394
Increase in accrued expenses	19,032	8,488
Increase in income taxes payable	23,441	10,053

Net cash used in operating activities	(38,028)	(2,215)

Cash Flows from Investing Activities:
Purchases of investment instruments	(107)	(980)
Proceeds from sales of securities	8,054	—
Purchases of property and equipment	(112,612)	(98,089)
Payments for acquisitions, net of cash acquired	(143,487)	(99,896)
Payments for in-store merchandise shops	(8,953)	(6,966)
Other, net	(465)	2,529

Net cash used in investing activities	(257,570)	(203,402)

Cash Flows from Financing Activities:
Short term borrowings	7,206	54,654
Principal payments under capital lease obligations	(2,524)	(1,445)
Commercial paper, net	232,466	—
Proceeds from exercise of common stock options	35,136	31,076
Purchase of common stock	(174,071)	(105,166)
Dividends paid	(17,394)	(17,978)
Excess tax benefits related to stock options	844	844
Proceeds from issuance of 5% euro Notes	445,099	—
Repayment of 6.625% euro Notes	(449,505)	—
Other, net	323	—

Net cash provided by (used in) financing activities	77,580	(38,015)

Effect of Exchange Rate Changes on Cash	(10,569)	(674)

Net Change in Cash and Cash Equivalents	(228,587)	(244,306)
Cash and Cash Equivalents at Beginning of Period	328,527	385,637

Cash and Cash Equivalents at End of Period	$99,940	$141,331

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All dollar amounts in thousands)
(Unaudited)

	13 weeks ended	% to	13 weeks ended	% to
	September 30, 2006	Total	October 1, 2005	Total
NET SALES:
Wholesale Apparel	$820,897	59.9%	$837,340	62.6%
Wholesale Non-Apparel	206,191	15.1%	198,459	14.9%
Retail	330,684	24.1%	289,823	21.7%
Corporate	11,739	0.9%	11,032	0.8%

Total Net Sales	$1,369,511	100.0%	$1,336,654	100.0%

	13 weeks ended	% of	13 weeks ended	% of
	September 30, 2006	Sales	October 1, 2005	Sales
OPERATING INCOME:
Wholesale Apparel	$114,713	14.0%	$121,838	14.6%
Wholesale Non-Apparel	39,086	19.0%	49,095	24.7%
Retail	(2,237)	(0.7)%	5,315	1.8%
Corporate	9,428	80.3%	8,201	74.3%

Total Operating Income	$160,990	11.8%	$184,449	13.8%

	13 weeks ended	% to	13 weeks ended	% to
	September 30, 2006	Total	October 1, 2005	Total
NET SALES:
Domestic	$962,239	70.3%	$984,485	73.7%
International	407,272	29.7%	352,169	26.3%

Total Net Sales	$1,369,511	100.0%	$1,336,654	100.0%

	13 weeks ended	% of	13 weeks ended	% of
	September 30, 2006	Sales	October 1, 2005	Sales
OPERATING INCOME:
Domestic	$112,941	11.7%	$140,097	14.2%
International	48,049	11.8%	44,352	12.6%

Total Operating Income	$160,990	11.8%	$184,449	13.8%

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All dollar amounts in thousands)
(Unaudited)

	39 weeks ended	% to	39 weeks ended	% to
	September 30, 2006	Total	October 1, 2005	Total
NET SALES:
Wholesale Apparel	$2,201,713	60.1%	$2,300,202	63.0%
Wholesale Non-Apparel	497,782	13.6%	476,501	13.1%
Retail	932,712	25.4%	839,767	23.0%
Corporate	33,543	0.9%	31,695	0.9%

Total Net Sales	$3,665,750	100.0%	$3,648,165	100.0%

	39 weeks ended	% of	39 weeks ended	% of
	September 30, 2006	Sales	October 1, 2005	Sales
OPERATING INCOME:
Wholesale Apparel	$213,336	9.7%	$270,701	11.8%
Wholesale Non-Apparel	69,436	13.9%	75,694	15.9%
Retail	3,780	0.4%	24,406	2.9%
Corporate	26,596	79.3%	24,439	77.1%

Total Operating Income	$313,148	8.5%	$395,240	10.8%

	39 weeks ended	% to	39 weeks ended	% to
	September 30, 2006	Total	October 1, 2005	Total
NET SALES:
Domestic	$2,631,620	71.8%	$2,712,929	74.4%
International	1,034,130	28.2%	935,236	25.6%

Total Net Sales	$3,665,750	100.0%	$3,648,165	100.0%

	39 weeks ended	% of	39 weeks ended	% of
	September 30, 2006	Sales	October 1, 2005	Sales
OPERATING INCOME:
Domestic	$246,494	9.4%	$321,334	11.8%
International	66,654	6.4%	73,906	7.9%

Total Operating Income	$313,148	8.5%	$395,240	10.8%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
13 weeks ended
September 30, 2006

		Wholesale
	Wholesale Apparel	Non-Apparel	Retail	Corporate	Total

Net Sales	$820,897	$206,191	$330,684	$11,739	$1,369,511

Operating Income
As Reported:	$114,713	$39,086	$(2,237)	$9,428	$160,990

FASB 123R Impact (1)	—	—	—	—	—
Streamlining Initiatives Expenses	7,457	165	5,318	—	12,940
Streamlining Initiatives Savings	(7,452)	(4,077)	(1,761)	—	(13,290)
Savings Reinvestment	3,132	2,400	380	—	5,912

Adjusted Operating Income	$117,850	$37,574	$1,700	$9,428	$166,552

% of Sales	14.4%	18.2%	0.5%	80.3%	12.2%
13 weeks ended
October 1, 2005

		Wholesale
	Wholesale Apparel	Non-Apparel	Retail	Corporate	Total

Net Sales	$837,340	$198,459	$289,823	$11,032	$1,336,654

Operating Income
As Reported:	$121,838	$49,095	$5,315	$8,201	$184,449

FASB 123R Impact (1)	—	—	—	—	—

Adjusted Operating Income	$121,838	$49,095	$5,315	$8,201	$184,449

% of Sales	14.6%	24.7%	1.8%	74.3%	13.8%

(1)	Operating income as reported for the 13 weeks ended September 30, 2006 and October 1, 2005 includes the impact of FASB 123R (adopted on July 3, 2005). As a result, there are no adjustments to operating income as reported.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
39 weeks ended
September 30, 2006

		Wholesale
	Wholesale Apparel	Non-Apparel	Retail	Corporate	Total

Net Sales	$2,201,713	$497,782	$932,712	$33,543	$3,665,750

Operating Income
As Reported:	$213,336	$69,436	$3,780	$26,596	$313,148

FASB 123R Impact (1)	7,056	2,510	1,588	70	11,224
Streamlining Initiatives Expenses	30,779	5,403	13,406	—	49,588
Streamlining Initiatives Savings	(13,655)	(5,523)	(2,319)	—	(21,497)
Savings Reinvestment	4,132	3,400	1,380	—	8,912

Adjusted Operating Income	$241,648	$75,226	$17,835	$26,666	$361,375

% of Sales	11.0%	15.1%	1.9%	79.5%	9.9%
39 weeks ended
October 1, 2005

		Wholesale
	Wholesale Apparel	Non-Apparel	Retail	Corporate	Total

Net Sales	$2,300,202	$476,501	$839,767	$31,695	$3,648,165

Operating Income
As Reported:	$270,701	$75,694	$24,406	$24,439	$395,240

FASB 123R Impact (1)	1,729	660	407	16	2,812

Adjusted Operating Income	$272,430	$76,354	$24,813	$24,455	$398,052

% of Sales	11.8%	16.0%	3.0%	77.2%	10.9%

(1)	FASB 123R Impact includes the shift in equity-based compensation.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
13 weeks ended
September 30, 2006

	Domestic	International	Total

Net Sales	$962,239	$407,272	$1,369,511

Operating Income
As Reported:	$112,941	$48,049	$160,990

FASB 123R Impact (1)	—	—	—
Streamlining Initiatives Expenses	5,181	7,759	12,940
Streamlining Initiatives Savings	(12,646)	(644)	(13,290)
Savings Reinvestment	5,912	—	5,912

Adjusted Operating Income	$111,388	$55,164	$166,552

% of Sales	11.6%	13.5%	12.2%
13 weeks ended
October 1, 2005

	Domestic	International	Total

Net Sales	$984,485	$352,169	$1,336,654

Operating Income
As Reported:	$140,097	$44,352	$184,449

FASB 123R Impact (1)	—	—	—

Adjusted Operating Income	$140,097	$44,352	$184,449

% of Sales	14.2%	12.6%	13.8%

(1)	Operating income as reported for the 13 weeks ended September 30, 2006 and October 1, 2005 includes the impact of FASB 123R (adopted on July 3, 2005). As a result, there are no adjustments to operating income as reported.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
39 weeks ended
September 30, 2006

	Domestic	International	Total

Net Sales	$2,631,620	$1,034,130	$3,665,750

Operating Income
As Reported:	$246,494	$66,654	$313,148

FASB 123R Impact (1)	10,581	643	11,224
Streamlining Initiatives Expenses	32,591	16,997	49,588
Streamlining Initiatives Savings	(20,265)	(1,232)	(21,497)
Savings Reinvestment	8,912	—	8,912

Adjusted Operating Income	$278,313	$83,062	$361,375

% of Sales	10.6%	8.0%	9.9%
39 weeks ended
October 1, 2005

	Domestic	International	Total

Net Sales	$2,712,929	$935,236	$3,648,165

Operating Income
As Reported:	$321,334	$73,906	$395,240

FASB 123R Impact (1)	2,651	161	2,812

Adjusted Operating Income	$323,985	$74,067	$398,052

% of Sales	11.9%	7.9%	10.9%

(1)	FASB 123R Impact includes the shift in equity-based compensation.